EXHIBIT 12

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth certain information regarding our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends. Fixed charges represent interest expense, a portion of rent expense representative of interest, trust-preferred securities related expense and amortization of debt issuance costs.

(Dollar amounts in thousands)	Year ended December 31,
	2015	2014	2013	2012	2011
Fixed charges:
Interest expense excluding deposits	$68,651	$123,175	$185,391	$225,482	$303,769
Portion of rents representative of an interest factor	20,836	19,732	19,468	19,568	19,285
Fixed charges excluding interest on deposits	89,487	142,907	204,859	245,050	323,054
Interest on deposits	49,560	49,823	59,686	81,300	128,627
Fixed charges including interest on deposits	$139,047	$192,730	$264,545	$326,350	$451,681

Fixed charges and preferred stock dividends:
Interest expense excluding deposits	$68,651	$123,175	$185,391	$225,482	$303,769
Portion of rents representative of an interest factor	20,836	19,732	19,468	19,568	19,285
Preferred stock dividend requirement	91,778	112,123	147,281	265,450	274,928
Fixed charges and preferred stock dividends excluding interest on deposits	181,265	255,030	352,140	510,500	597,982
Interest on deposits	49,560	49,823	59,686	81,300	128,627
Fixed charges and preferred stock dividends including interest on deposits	$230,825	$304,853	$411,826	$591,800	$726,609

Earnings:
Income from continuing operations before income taxes	$451,859	$621,423	$406,432	$541,566	$521,273
Equity in undistributed earnings of unconsolidated subsidiaries	(4,757)	(7,996)	(11,066)	(13,983)	(5,956)
Fixed charges excluding interest on deposits	89,487	142,907	204,859	245,050	323,054
Earnings excluding interest on deposits	536,589	756,334	600,225	772,633	838,371
Interest on deposits	49,560	49,823	59,686	81,300	128,627
Earnings including interest on deposits	$586,149	$806,157	$659,911	$853,933	$966,998

Ratio of earnings to fixed charges:
Excluding interest on deposits	6.00	5.29	2.93	3.15	2.60
Including interest on deposits	4.22	4.18	2.49	2.62	2.14

Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	2.96	2.97	1.70	1.51	1.40
Including interest on deposits	2.54	2.64	1.60	1.44	1.33